For the fiscal year ended (a) 12/31/96
File number (c) 811-7215


                         SUB-ITEM 77 I
               Terms of New or Amended Securities

     On  April  9,  1996, the Board  of  Directors
authorized  the  issuance of  a  fourth  class  of
shares designated Class Z.  Class Z shares are not
subject   to   either  an  initial  or  contingent
deferred sales charge nor are they subject to any Rule 12b-1 fees. Class Z shares will be offered to a limited group of eligible investors.